UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 7, 2025

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-36451	51-0665952
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3481 Plano Parkway, Suite 100, The Colony, Texas	75056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 464-0004

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	QRHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 7, 2025, Quest Resource Holding Corporation (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with the persons and entities listed on Exhibit A thereto (collectively, the “Wynnefield Group”) regarding certain changes to the composition of the Company’s Board of Directors (the “Board”) and other related matters.

Pursuant to the terms of the Cooperation Agreement, the Company has agreed to: (1) increase the size of the Board from six to seven directors; (2) appoint Robert Lipstein (the “New Director”) to serve as a new Class III director of the Company with a term expiring at the 2027 annual meeting of stockholders of the Company (the “2027 Annual Meeting”); and (3) cause the New Director to be appointed to the Audit Committee of the Board.

The Cooperation Agreement further provides that if, during the Cooperation Period (as defined below), the New Director is no longer able to serve as a director for any reason, and so long as the Wynnefield Group continuously beneficially owns in the aggregate at least the lesser of (x) 7.5% of the Company’s then-outstanding shares of common stock and (y) 1,545,480 shares of common stock (the “Ownership Minimum”), then the Board and the Wynnefield Group shall cooperate to identify a replacement director (the “Replacement Director”) to fill the resulting vacancy. Further, the ultimate appointment of any Replacement Director shall be subject to the review and approval by the Board and the Nominations and Corporate Governance Committee of the Board, and shall be reasonably acceptable to the Wynnefield Group. The Cooperation Agreement further provides that the New Director (or any Replacement Director) shall resign if the Wynnefield Group (i) fails at any time after the date of the Cooperation Agreement to maintain the Ownership Minimum or (ii) delivers a notice during the Cooperation Period of an intent to nominate directors at a meeting of the Company’s stockholders.

The Cooperation Agreement includes certain voting commitments, standstill, and mutual non-disparagement provisions (subject to certain carveouts and exceptions) that generally remain in place during the period beginning upon the execution and delivery of the Cooperation Agreement and ending thirty (30) calendar days prior to the deadline for the submission of stockholder nominations of director candidates for the 2027 Annual Meeting (such period, the “Cooperation Period”). The Cooperation Period will be extended until the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations of director candidates for the Company’s 2028 annual meeting of stockholders if: (A) the Company provides written notice at least fifteen (15) calendar days prior to the expiration of the Cooperation Period that the Board irrevocably offers, subject to the Wynnefield Group’s acceptance of such offer, to renominate the New Director for election at the 2027 Annual Meeting and (B) the Wynnefield Group accepts such offer within five (5) business days of receipt of such notice. If the Wynnefield Group does not provide written notice of its acceptance of the Company’s offer to irrevocably re-nominate the New Director within such five (5) business day period, such offer will cease to remain irrevocable and there shall be no obligation for the Company to re-nominate the New Director.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement filed as Exhibit 10.1 hereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Pursuant to the Cooperation Agreement, effective on May 7, 2025, the Board increased the size of the Board from six to seven directors and appointed Robert Lipstein to the Board. In addition, also effective on May 7, 2025, Mr. Lipstein will join the Audit Committee of the Board.

For his service as a non-employee director of the Company, Mr. Lipstein will receive compensation in accordance with the Company’s standard compensation program for its non-employee directors, which is described under the heading “Director Compensation” in the Company’s annual report on Form 10-K filed with the United States Securities and Exchange Commission on March 12, 2025. Mr. Lipstein will also enter into the Company’s standard indemnification agreement with directors.

There are no related party transactions between the Company and Mr. Lipstein that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Cooperation Agreement, dated May 7, 2025, by and among Quest Resource Holding Corporation and the persons and entities listed on Exhibit A thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE HOLDING CORPORATION

Dated: May 7, 2025	By:	/s/ Brett Johnston
		Name:	Brett Johnston
		Title:	Chief Financial Officer